                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS AS OF THE DATES INDICATED

In thousands

                                               12/31/2000     12/31/1999    12/31/1998    12/31/1997    1/31/1997
                                               ----------     ----------    ----------    ----------    ---------

EARNINGS
Pre-tax income (loss)                            (33,839)        4,494        (1,622)       (4,434)        1,528
Interest                                           2,117         1,335           966           198           182
                                                --------        ------        ------        ------        ------
TOTAL EARNINGS                                   (31,722)        5,829          (656)       (4,236)        1,710
                                                ========        ======        ======        ======        ======

FIXED CHARGES:

Interest                                           2,117         1,335           966           198           182
                                                --------        ------        ------        ------        ------

TOTAL FIXED CHARGES                                2,117         1,335           966           198           182
                                                ========        ======        ======        ======        ======

Ratio of Earnings to Fixed Charges                    (1)         4.37            (1)           (1)         9.40

(1) Earnings were insufficient to cover fixed charges by $33,839, $1,622, $4,434 for the year ended December 31, 2000 and 1998, and the eleven months ended December 31, 1997, respectively.